Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
RECORD FIRST QUARTER RESULTS
Company Plans to Deploy Additional
Data Acquisition Crew
MIDLAND, Texas, February 6, 2007/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported record revenues of $53,654,000 for the quarter ending December 31, 2006, the Company’s first quarter of fiscal 2007, compared to $35,493,000 for the same quarter in fiscal 2006, an increase of 51 percent. Revenue growth in the quarter was primarily due to the expanded capabilities of existing crews, price improvements in the markets for Dawson’s services, more favorable contract terms with Company clients, as well as the fielding of two additional seismic data acquisition crews in June and October of 2006, the Company’s 12th and 13th crews. The thirteenth crew, which was fielded on a provisional basis to work from time to time as opportunities arose, worked all of the first fiscal quarter and is continuing to operate in the second quarter.
Net income for the first quarter of fiscal 2007 was $5,435,000 compared to $2,300,000 in the same quarter of fiscal 2006, an increase of 136 percent. Earnings per share for the first quarter of fiscal 2007 were $0.72 per share compared to $0.31 in fiscal 2006.

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
EBITDA for the first quarter of fiscal 2007 was $12,668,000 compared to $6,412,000 in the same quarter of fiscal 2006, an increase of 98 percent.
The Company’s first quarter results reflect continued brisk domestic exploration activities by the oil and gas industry. Despite recent changes in commodity prices, the Company’s order book remains strong and reflects commitments to maintain operations at full capacity well into calendar 2007. In response to continued industry demand for high resolution 3D surveys, the Company intends to deploy an additional seismic data acquisition crew equipped with an 8,500 channel Aram ARIES recording system in April.
Accordingly, the Company’s Board of Directors increased the previously reported fiscal 2007 capital budget by $20,000,000 to $35,100,000. The increased capital budget will be used to purchase an additional 8,500 channel Aram ARIES recording system to replace an I/O MRX recording system on an existing crew and 18 I/O vibrator energy source units increasing the fleet to 113 energy source units, and to make technical improvements in all phases of the Company’s operations. The Company has also increased the size of its credit revolver from $10,000,000 to $20,000,000. No amounts are currently borrowed under the revolver.
Stephen Jumper, President and CEO of the Company commented, “Continued exploration and development activities by our client base fueled our record first quarter results. In response to this continued demand we provisionally deployed our 13th data acquisition crew in October, plan to add an additional crew in April, and have added to our technical and operational staff in our offices in Denver, Oklahoma City and Midland as well as in our new support office in Michigan.”

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
     The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2006. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Balance Sheets

	December 31,
	2006	September 30,
	(Unaudited)	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,815,000	$ 8,064,000
Short-term investments	6,460,000	6,437,000
Accounts receivable, net of allowance for doubtful accounts of $180,000 in December 2006 and $148,000 in September 2006	45,264,000	46,074,000
Prepaid expenses	133,000	690,000
Current deferred tax assets	682,000	1,619.000

Total current assets	61,354,000	62,884,000

Property, plant and equipment	163,953,000	160,740,000
Less accumulated depreciation	(78,168,000)	(74,206,000)

Net property, plant and equipment	85,785,000	86,534,000

	$147,139,000	$149,418,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,290,000	$16,280,000
Accrued liabilities:
Payroll costs and other taxes	869,000	1,958,000
Other	4,895,000	4,195,000
Deferred revenue	1,642,000	863,000

Total current liabilities	14,696,000	23,296,000

Deferred tax liability	7,276,000	6,914,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,567,244 and 7,549,244 shares issued and outstanding in each period	2,523,000	2,517,000
Additional paid-in capital	82,877,000	82,370,000
Other comprehensive income, net of tax	(22,000)	(33,000)
Retained earnings	39,789,000	34,354,000

Total stockholders’ equity	125,167,000	119,208,000

	$147,139,000	$149,418,000

Statements of Operations
(UNAUDITED)	Three Months Ended December 31,
	2006	2005
Operating revenues	$53,654,000	$35,493,000
Operating costs:
Operating expenses	39,724,000	28,138,000
General and administrative	1,448,000	1,127,000
Depreciation	4,014,000	2,976,000

	45,186,000	32,241,000

Income from operations	8,468,000	3,252,000
Other income:
Interest income	154,000	161,000
Other	32,000	23,000

Income before income tax	8,654,000	3,436,000
Income tax expense:
Current	(1,927,000)	(535,000)
Deferred	(1,292,000)	(601,000)

Net income	$5,435,000	$2,300,000

Net income per common share	$0.72	$0.31

Net income per common share-assuming dilution	$0.71	$0.30

Weighted average equivalent common shares outstanding	7,553,809	7,486,389

Weighted average equivalent common shares outstanding-assuming dilution	7,635,013	7,584,165

Reconciliation of EBITDA to Net Income

	Three Months Ended December 31,
	2006	2005
	(in thousands)
Net lncome	$5,435	$2,300
Depreciation	4,014	2,976
Income tax (benefit) expense	3,219	1,136

EBITDA	$12,668	$6,412

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended December 31,
	2006	2005
	(in thousands)
Net cash provided by operating activities	$3,194	$7,781
Changes in working capital items and other	9,761	(1,183)
Non-cash adjustments to income	(287)	(186)

EBITDA	$12,668	$6,412